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                                                                   Exhibit 23.9


                           Consent of Edwards Leap & Sauer


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Apartment Investment and Management Company ("AIMCO") for the registration of shares of its Class A Common Stock and to the incorporation by reference therein of our reports dated February 3, February 15, and March 15, 1995 with respect to the audits of IDA Tower, Genesee Gardens Associates, and Buffalo Village Associates, respectively, for the year ended December 31, 1994, and to the incorporation by reference therein of our reports dated February 14, February 20, and February 23, 1996, with respect to the audits of IDA Tower, Genesee Gardens Associates, and Buffalo Village Associates, respectively, for the year ended December 31, 1995, and to the incorporation by reference therein of our reports dated February 6, February 8, and February 10, 1997, with respect to the audits of IDA Tower, Genesee Gardens Associates, and Buffalo Village Associates, respectively, for the year ended December 31, 1996, included in AIMCO's Current Report on Form 8-K/A (as amended to date), dated June 3, 1997, and filed with the Securities and Exchange Commission.


/s/ Edwards Leap & Sauer

Edwards Leap & Sauer
Hollidaysburg, Pennsylvania
September 22, 1997